As filed with the Securities and Exchange Commission on November 10, 2015

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________

KAMADA LTD.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Sapir Street
Kiryat Weizmann Science
Park P.O Box 4081
Ness Ziona 74140, Israel
(Address of Principal Executive Offices) (Zip Code)

Kamada Ltd. 2011 Israeli Share Option Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885, Newark, Delaware 19715
(302) 738-668
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jaclyn Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 (415) 268-7000	Raz Tepper, Adv. Sharon Rosen, Adv. Fischer Behar Chen Well Orion & Co. 3 Daniel Frisch St. Tel-Aviv 6473104, Israel +972 3 6944111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐                  Accelerated filer ☐                Non-accelerated filer ☒                 Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary Shares, par value NIS 1.00	140,925	(3)	$3.88	(4)	$46,084	$54.99
Ordinary Shares, par value NIS 1.00	115,950	(5)	$4.59	(6)	$532,606	$53.63
Ordinary Shares, par value NIS 1.00	243,125	(5)	$4.82	(6)	$1,172,456	$118.07
Total	500,000		N/A		$2,251,146	$226.69

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of the Registrant’s ordinary shares, par value NIS 1.00 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the Registrant’s 2011 Israeli Share Option Plan by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by 0.0001007.

(3)	Issuable under options that may be granted in the future under the Registrant’s 2011 Israeli Share Option Plan.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices (US$3.90 and US$3.85) of the Registrant’s Ordinary Shares as quoted on the Nasdaq Global Select Market on November 06, 2015.

(5)	Issuable under options previously granted under the Registrant’s 2011 Israeli Share Option Plan.

(6)
Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.  The exercise prices of options granted under the Registrant’s 2011 Israeli Share Option Plan are denominated in New Israeli Shekels and for purposes of calculation of the proposed maximum offering price have been converted into U.S. dollars based on the exchange rate reported by the Bank of Israel on November 06, 2015, which was NIS 3.886 per U.S.$1.00.

EXPLANATORY NOTE

On December 9, 2013, the Registrant filed a Registration Statement on Form S-8 (File No. 333-192720) (the “Initial Registration Statement”) to register under the Securities Act of 1933, as amended, the offer and sale of 2,594,456 ordinary shares, par value NIS 1.00 per share, of the Registrant (the “Ordinary Shares”), of which (i) 1,550,823 Ordinary Shares are issuable pursuant to the Registrant’s 2005 Israeli Share Option Plan and (ii) 1,043,633 Ordinary Shares are issuable pursuant to the Registrant’s 2011 Israeli Share Option Plan (the “2011 Plan”).  On April 27, 2015, the Board of Directors of the Registrant adopted amendments to the 2011 Plan to increase the aggregate number of Ordinary Shares authorized for issuance under the 2011 Plan by 500,000.

The purpose of this Registration Statement on Form S-8 is to register an additional 500,000 Ordinary Shares for issuance under the Registrant’s 2011 Plan.  In accordance with General Instruction E of Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference, including all exhibits filed therewith or incorporated therein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Company’s Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 28, 2015;

(b)
The Registrant’s Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on January 7, 2015, January 12, 2015, February 2, 2015, February 11, 2015, February 17, 2015, February 24, 2015, March 11, 2015, March 23, 2015, April 1, 2015, April 20, 2015, April 28, 2015 (two reports), May 12, 2015, May 14, 2015, May 20, 2015 (three reports), May 22, 2015, June 3, 2015, June 22, 2015, June 30, 2015, July 1, 2015, July 6, 2015, July 8, 2015, July 30, 2015, August 4, 2015, August 10, 2015, October 16, 2015 and on November 10, 2015.

(c)	The description of the Registrant’s ordinary shares contained in the Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 28, 2015.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports of Foreign Private Issuer on Form 6-K furnished to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ness Ziona, Israel on November 10, 2015.

KAMADA LTD.

By:	/s/ Amir London
Name: Amir London
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amir London and Gil Efron and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Kamada Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 9, 2015, by the following persons in the capacities indicated.

Signature	Title

/s/ Amir London
Amir London	Chief Executive Officer (Principal Executive Officer)

/s/ Gil Efron	Deputy Chief Executive Officer and Chief Financial Officer (Principal Financial and Accounting Officer)
Gil Efron

/s/ Leon Recanati
Leon Recanati	Chairman
/s/ David Tsur
David Tsur	Deputy Executive Chairman
/s/ Reuven Behar
Reuven Behar	Director
/s/ Ziv Kop
Ziv Kop	Director
/s/ Alicia Rotbard
Alicia Rotbard	Director
/s/ Tuvia Shoham
Tuvia Shoham	Director
/s/ Dr. Abraham Havron
Dr. Abraham Havron	Director
/s/ Jonathn Hahn
Jonathan Hahn	Director
/s/ Dr. Estery Giloz-Ran
Dr. Estery Giloz-Ran	Director
/s/ Dr. Michael Berelowitz
Dr. Michael Berelowitz	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on November 9, 2015.

Puglisi & Associates

Date	By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Item	Exhibit
4.2	Amendment to Articles of Association of the Registrant (as translated from Hebrew) (1)
5.1	Opinion of Fischer Behar Chen Well Orion & Co. as to the legality of the Ordinary Shares being registered
23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountants, a member of Ernst & Young Global, an independent registered public accounting firm
23.2	Consent of Fischer Behar Chen Well Orion & Co. (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement).
_______________________________
(1)
Filed as Appendix A1 to the Registrant’s Proxy Statement for the 2015 Annual General Meeting of Shareholders, filed as Exhibit 99.1 to the Registrant’s Form 6-K, filed with the Commission on May 22, 2015, and incorporated herein by reference.